Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

January 10, 2022

Bank of Montreal,

100 King Street West,

1 First Canadian Place,

Toronto, Ontario,

Canada M5X 1A1.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Bank of Montreal, a Canadian chartered bank (the “Bank”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”) as described in the Prospectus Supplement dated January 5, 2022 (the “Prospectus Supplement”) to the Prospectus dated April 20, 2020 (the “Prospectus”) contained in the Registration Statement on Form F-3, File No. 333-237342 (the “Registration Statement”). We hereby confirm to you that the statements of U.S. tax law set forth under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement are our opinion and constitute a fair and accurate summary of the material tax consequences of owning the Notes, subject to the limitations and exceptions set forth in the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K incorporated by reference in the Registration Statement, and to the reference to our opinion in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

ANNEX A

Title of Note	Date of Prospectus Supplement	Date of Issue of Note

US$1,250,000,000 aggregate principal amount of 3.088% Subordinated Notes due 2037 (Non-Viability Contingent Capital (NVCC))	January 5, 2022	January 10, 2022